Exhibit 97

Barrick Gold Corporation

Executive Officer Recovery Policy

A.	PURPOSE

This Executive Officer Recovery Policy (this “Recovery Policy”) is adopted by Barrick Gold Corporation, a Canadian corporation (the “Company”), as of November 1, 2023 as required by Section 10D of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), Rule 10D-1 under the Exchange Act and the applicable New York Stock Exchange Listing Standards (collectively, the “Recovery Rules”). The purpose of this Recovery Policy is solely to comply with the Company’s obligations under the Recovery Rules and is not intended to obligate the Company to recover more than necessary to comply with the Recovery Rules. This Recovery Policy is intended to apply independently of the Company’s Amended and Restated Incentive Compensation Recoupment Policy . For the avoidance of doubt, the Amended and Restated Incentive Compensation Recoupment Policy shall be applicable to Incentive Compensation received prior to the Effective Date (each, as defined below).

B.	ADMINISTRATION

This Recovery Policy shall be administered by the Compensation Committee of the Board of Directors (the “Board”) of the Company (the “Compensation Committee”). The Compensation Committee shall have the full power and authority to interpret, and make determinations under, this Recovery Policy, consistent with the Recovery Rules. All determinations and decisions made by the Compensation Committee pursuant to this Recovery Policy shall be final, conclusive and binding on all persons, including each member of the Company Group (as defined below), its respective affiliates, stockholders and employees. In the absence of the Compensation Committee, a majority of the independent directors serving on the Board shall administer this Recovery Policy as set forth in this paragraph.

C.	COVERED INDIVIDUALS

Each Executive Officer (as defined below) shall be subject to this Recovery Policy and shall be required to execute a Recovery Policy Participation Agreement in the form attached as Exhibit A hereto. Failure by an Executive Officer to execute a Recovery Policy Participation Agreement shall have no impact on the applicability or enforceability of this Recovery Policy.

D.	RECOVERY OF EXCESS INCENTIVE COMPENSATION

In the event the Company is required to prepare a Covered Financial Restatement (as defined below), the Company shall seek reasonably promptly the recovery of any Excess Incentive Compensation (as defined below) received by a Specified Officer (as defined below) during the three completed fiscal years immediately preceding the applicable Triggering Date (as defined below) (or any transition period that results from a change in the Company’s fiscal year within or immediately following such three completed fiscal years); provided, however, that a transition period between the last day of the Company’s previous fiscal year-end and the first day of its new fiscal year that comprises a period of nine to 12 months shall be considered a completed fiscal year for purposes of this Recovery Policy. The Company’s obligation to recover Excess Incentive Compensation from a Specified Officer is not dependent on if, or when, the applicable restated financial statements are filed. Unless otherwise specified by the Compensation Committee, a Specified Officer shall be required to forfeit or repay the Excess Incentive Compensation within 90 days following the date such Specified Officer is informed that such Specified Officer has received Excess Incentive Compensation from the Company Group. For the avoidance of doubt, any action by the Company to recover Excess Incentive Compensation under this Recovery Policy from a Specified Officer shall not, whether alone or in combination with any other action, event or condition, be deemed (i) “good reason” or term of similar import or to serve as a basis for a claim of constructive termination under any benefit or compensation arrangement applicable to such Specified Officer, or (ii) to constitute a breach of a contract or other arrangement to which such Specified Officer is party.

Subject to the Recovery Rules, the Compensation Committee shall have discretion to determine the method by which Excess Incentive Compensation shall be recovered from the applicable Specified Officers; provided that (i) to the extent the applicable Excess Incentive Compensation consists of amounts that have been received by, but not yet paid to, such Specified Officer, such unpaid amounts shall be forfeited, and (ii) to the extent any remaining Excess Incentive Compensation consists of amounts paid to or held on behalf of such Specified Officer in cash or Company common shares (including restricted shares) that are still held by, or on behalf of, such Specified Officer, such Specified Officer shall be entitled to repay such amount either in cash or such Company common shares, as applicable. For the avoidance of doubt, any Excess Incentive Compensation received by a Specified Officer that has subsequently been forfeited prior to payment thereof (including as a result of termination of employment or breach of contract) shall be deemed to have been repaid in accordance with this Recovery Policy. To the extent that the application of this Recovery Policy would provide for recovery of Excess Incentive Compensation that the Company recovers pursuant to Section 304 of the Sarbanes-Oxley Act or the Amended and Restated Incentive Compensation Recoupment Policy, the amount the relevant Specified Officer has already reimbursed the Company will be credited to the required recovery under this Recovery Policy.

The Company must recover Excess Incentive Compensation pursuant to this Recovery Policy except to the extent the conditions of (i), (ii) or (iii) of this sentence are satisfied, including the Company’s compliance with any additional requirements set forth in the applicable Recovery Rules related thereto, and the Compensation Committee has made a determination that recovery would be impracticable: (i) the direct expense paid to a third party to assist in enforcing this Recovery Policy would exceed the amount to be recovered; (ii) recovery would violate home country law of the

Company where the applicable law was adopted prior to November 28, 2022; or (iii) recovery would likely cause an otherwise tax-qualified retirement plan, under which benefits are broadly available to employees of the Company, to fail to meet the requirements of 26 U.S.C. 401(a)(13) or 26 U.S.C. 411(a) and regulations thereunder.

E.	GOVERNING LAW

This Recovery Policy shall be governed by and construed in accordance with the laws of the Province of Ontario and the federal laws of Canada without regard to conflicts of law thereof or of any other jurisdiction. The parties shall each bear their own expenses in connection with any dispute under or relating to this Recovery Policy.

F.	MISCELLANEOUS PROVISIONS

This Recovery Policy shall only apply to Incentive Compensation received on or after October 2, 2023 (the “Effective Date”). The Board may amend this Recovery Policy from time to time in its sole and absolute discretion. This Recovery Policy shall not limit the rights of the Company to take any other actions or pursue other remedies that the Company may deem appropriate under the circumstances and under applicable law. This Recovery Policy and determinations and decisions made by the Compensation Committee pursuant to this Recovery Policy shall be binding and enforceable against all Specified Officers and their beneficiaries, heirs, executors, administrators or other legal representatives.

G.	DEFINITIONS

“Company Group” means the Company, collectively with each of its direct and indirect subsidiaries.

“Covered Financial Restatement” means an accounting restatement required due to material noncompliance by the Company with any financial reporting requirements under securities laws applicable to the Company in connection with its listing on the New York Stock Exchange, including any required accounting restatement to correct an error in previously issued financial statements that is material to the previously issued financial statements or that would result in a material misstatement if the error were corrected in the current period or left uncorrected in the current period. The following shall not constitute a Covered Financial Restatement: (i) out-of-period adjustments; (ii) retrospective application of a change in accounting principle; (iii) retrospective revision to reportable segment information due to a change in the structure of the internal organization of the Company Group; (iv) retrospective reclassification due to a discontinued operation; (v) retrospective application of a change in reporting entity, such as from a reorganization of entities under common control; (vi) retrospective revision for stock splits, reverse stock splits, stock dividends or other change in capital structure; and (vii) retrospective adjustment to provisional amounts in connection with a prior business combination.

“Excess Incentive Compensation” means (i) the amount of Incentive Compensation received by an Executive Officer on or after the date of becoming an Executive Officer (such person, a “Specified Officer”) from any member of the Company Group in excess of the amount that would have been received had it been determined based on the restated Financial Reporting Measure following the completion of a Covered Financial Restatement and (ii) any other compensation that is computed based on, or otherwise attributable to, the amounts described in clause (i), in each case, as determined by the Compensation Committee in accordance with the Recovery Rules. The amount of Excess Incentive Compensation shall be determined on a gross basis without regard to any taxes owed or paid by the Specified Officer on the receipt or settlement of the Incentive Compensation. For Incentive Compensation based on stock price or total shareholder return, where the amount of Excess Incentive Compensation is not subject to mathematical recalculation directly from the information in an accounting restatement, the amount shall be based on a reasonable estimate of the effect of the accounting restatement on the stock price or total shareholder return upon which the Incentive Compensation was received. For the avoidance of doubt, Excess Incentive Compensation may include Incentive Compensation received by a person after such person ceases to be an Executive Officer, including a former employee of the Company Group.

“Executive Officer” means an “executive officer” of the Company (as defined in Rule 10D-1(d) under the Exchange Act) and as identified by the Compensation Committee in accordance with the Recovery Rules.

“Financial Reporting Measures” means measures that are determined in accordance with the accounting principles used in preparing the Company Group’s financial statements, and any measures that are derived in whole or in part from such measures, including share price and other measures based on share price such as total shareholder return. A Financial Reporting Measure need not be presented within the financial statements or included in a filing with the Securities and Exchange Commission.

“Incentive Compensation” means any compensation that is granted, earned or becomes vested, in whole or in part, upon the attainment of a Financial Reporting Measure and as identified by the Compensation Committee in accordance with the Recovery Rules. Except as otherwise determined by the Compensation Committee, Incentive Compensation shall not include the following: (i) salaries; (ii) amounts received solely at the discretion of the Compensation Committee or the Board and that are not received from a pool that is determined by satisfying a Financial Reporting Measure performance goal; (iii) amounts received solely upon satisfying one or more subjective standards; (iv) amounts received solely upon satisfying one or more strategic measures or operational measures; and (v) amounts received solely based on service or the passage of time.

Incentive Compensation shall be considered to be “received” by a Specified Officer in the Company’s fiscal period during which the Financial Reporting Measure specified in the Incentive Compensation is achieved or attained, even if the payment or grant of the Incentive Compensation occurs after the end of that fiscal period.

“Triggering Date” means the earlier to occur of (i) the date the Board, a committee of the Board, or the officer or officers of the Company authorized to take such action if Board action is not required, concludes, or reasonably should have concluded, that the Company is required to prepare a Covered Financial Restatement, or (ii) the date a court of competent jurisdiction, regulator, or other legally authorized body directs the Company to prepare a Covered Financial Restatement; provided that the recovery of Excess Incentive Compensation pursuant to this Recovery Policy as a result of this clause (ii) shall only be required if such action by such court, regulator or other legally authorized body, as applicable, is final and non-appealable.

Exhibit A

Recovery Policy Participation Agreement

This Recovery Policy Participation Agreement (this “Participation Agreement”) to the Executive Officer Recovery Policy (the “Recovery Policy”) of Barrick Gold Corporation (the “Company”) is entered into between the Company and [NAME]. Capitalized terms used but not defined in this Participation Agreement shall have the meanings assigned to such terms in the Recovery Policy.

By signing below, the undersigned:

1.

acknowledges and confirms that the undersigned has received and reviewed a copy of the Recovery Policy and that the undersigned is, and the undersigned’s beneficiaries, heirs, executors, administrators or other legal representatives, as applicable, are, subject to the Recovery Policy;

2.

acknowledges and agrees that the undersigned shall comply with the Recovery Policy, including, without limitation, by returning Excess Incentive Compensation pursuant to, and in accordance with, the Recovery Policy and applicable law, and that the undersigned remains subject to the Recovery Policy during and after the undersigned’s employment or engagement with the Company Group;

3.	notwithstanding the generality of the foregoing, acknowledges and agrees to comply with and be subject to the terms and conditions of the Recovery Policy;

4.

acknowledges and agrees that in the event of any inconsistency between the Recovery Policy and the terms of any employment agreement to which the undersigned is a party, or the terms of any compensation plan, program, agreement or arrangement under which any Incentive Compensation has been granted, awarded, earned or paid, in each case, the terms of the Recovery Policy shall govern; and

5.

acknowledges that the Recovery Policy may be amended from time to time in accordance with the terms thereof and the undersigned shall remain subject to the Recovery Policy, as so amended, in all respects.

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